Exhibit 99.1

                               PRESS RELEASE

                Seaboard Corporation (AMEX:  SEB) Announces
        Death of H. Harry Bresky, Chairman and Member of the Board


                                                             March 13, 2007
                                                            Merriam, Kansas


It is with profound sadness that Seaboard Corporation (AMEX:SEB) announces that H. Harry Bresky, Chairman and member of the Board, died March 11, 2007 in Boston. He was 81.

A native of Boston, Mr. Bresky was an undergraduate at Yale University when his studies were interrupted by service in World War II. When the war ended, Mr. Bresky joined the milling business established by his father Otto Bresky in 1921. Mr. Bresky was President and Chief Executive Officer of Seaboard from 1967 until his retirement in July 2006. He was the Chairman of the Board from 1973 until his death.

Under his leadership, Seaboard was transformed from a domestic flour milling company to an international agribusiness and transportation company engaged in various industries including pork production, ocean transportation, commodity merchandising, grain processing, sugar production and electric power generation.

The management and employees extend our deepest sympathy to Mr. Bresky's family during this time of loss. We will miss his guidance and wisdom.

Seaboard Corporation is a diversified international agribusiness and transportation company. In the United States, Seaboard is primarily engaged in pork production and processing, and ocean transportation. Overseas, Seaboard is primarily engaged in commodity merchandising, grain processing, sugar production and electric power generation.

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